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                                                                     Exhibit 4.3
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                                    UNB CORP.
                 EMPLOYEE STOCK PURCHASE PAYROLL DEDUCTION PLAN
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         As a benefit to the employees of UNB Corp. and its subsidiaries, the
Board of Directors of UNB Corp. has adopted the UNB Corp. Employee Stock
Purchase Payroll Deduction Plan (the "Plan") to replace the UNB Corp. Payroll Deduction Plan, which was terminated effective October 14, 1999. The Plan allows the employees of UNB Corp. and its subsidiaries to purchase shares of UNB Corp. Common Stock with after-tax funds deducted from the participating employee's regular pay. The terms of the Plan are set forth below:

         1. AGENT. The Agent of the Plan shall be the Investment Department of the United National Bank & Trust Co.

         2. ELIGIBILITY. Participation in the Plan is available to all employees of UNB Corp. and its subsidiaries.

         3. CREATION OF AN ACCOUNT IN THE PLAN. Upon receipt of a Plan Enrollment Form (the "Enrollment Form") from any eligible employee setting forth the sum to be deducted from the employee's pay, the Agent shall establish a Plan account for the employee on its books and records. The sum designated to be deducted by the employee shall be withheld from the next pay to be issued to the employee, subject to the receipt of the Enrollment Form five (5) business days prior to the pay date. The amount withheld will be paid to the Agent and shall be credited to the employee's account in the Plan.

         4. AMOUNT OF PAYROLL DEDUCTION. The minimum amount that can be deducted is ten dollars ($10.00). A participating employee may increase or decrease the amount to be deducted from the employee's pay by completing a new Enrollment Form.



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         5. PURCHASE OF SHARES. The Agent will pool all funds from payroll deductions and additional cash deposits of the participating employees and apply those funds to purchase shares of UNB Corp. Common Stock as promptly as practicable. Such purchases may extend over a number of days.

         The Agent will purchase the shares in the open market or directly from shareholders to the extent such shares are available. To the extent such shares are not available, UNB Corp. may choose, in its sole discretion, to make shares of Common Stock available for purchase under the Plan from its authorized but unissued shares or from treasury shares. The Board of Directors has authorized the issuance or sale of up to 100,000 shares for purposes of the Plan. UNB Corp. reserves the right to cease or resume making additional shares available for purchase under the Plan at any time and from time to time.

         Shares of UNB Corp. Common Stock purchased pursuant to the Plan will be registered in the name of the Agent, or its nominee, and will be credited to the Plan accounts of the participating employees by the Agent.

         6. PRICE OF SHARES. If shares are purchased in the open market or from shareholders, the price per share for Plan participants will be the weighted average purchase price of shares, plus brokerage commissions, if any, purchased during the intervals between payroll deduction dates. If the shares are purchased directly from UNB Corp., the price per share for plan participants will be the average of the daily high and low sale prices for UNB Corp. Common Stock reported on the Nasdaq National Market during the five trading days immediately preceding the purchase date.

         7. UNAVAILABILITY OF SHARES. If at any time the Agent is unable to purchase shares of UNB Corp. Common Stock in the open market or otherwise (which may occur by reason of the operation of applicable securities laws, the closing of the securities markets, a temporary

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curtailment or suspension of open market purchases or other reasons) and UNB
Corp. determines not to make additional shares available for purchase under the Plan, neither the Agent nor UNB Corp. shall have any liability to any participating employee arising out of the inability to make purchases at such time. If shares of UNB Corp. Common Stock are not available for purchase during the interval between payroll deduction dates, the amount of any unapplied payroll deductions or additional cash deposits shall be deposited directly into the employee's payroll checking account, without interest.

         8. DIVIDENDS. All dividends paid on shares of UNB Corp. Common Stock held in the Plan shall, at the option of each participating employee, either be reinvested to purchase additional shares of UNB Corp. Common Stock pursuant to the Plan, or deposited directly into an account designated on a Dividend Election Form by such employee. The participating employee shall elect the option (dividend reinvestment or direct deposit) for dividends paid on the shares held for the employee in the Plan on the Dividend Election Form and deliver said election to the Agent. Should the Plan be suspended, the dividends paid on the shares held by the Plan shall be deposited directly into an account designated by the participating employee.

         9. DEPOSIT OF ADDITIONAL CASH. A participating employee may deposit additional funds in any amount from $10.00 to $5,000.00 each month with the Agent, who shall use the additional cash deposit to purchase shares of UNB Corp. Common Stock to be held in the Plan for the benefit of the employee. These additional cash deposits can be made at any time (but not more than once per pay period) in varying amounts as long as the monthly total falls within the above limits. The obligation of the Agent to purchase shares of UNB Corp. Common Stock is subject to shares being available during the interval between the next two payroll deduction dates following the deposit. All purchases of shares made with additional cash deposits will be made as promptly

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as practicable after the deposit, and shall be made at the prevailing market price as described in Section 6 above.

         10. DEPOSIT OF ADDITIONAL SHARES. Participating employees may add additional shares of UNB Corp. Common Stock to the shares held for them by the Agent in the Plan. Shares may be deposited with the Agent at any time by executing the stock transfer instructions on the reverse of the stock certificate and delivering the certificate with a written request for the Agent to deposit the shares in the Plan.

         11. TERMINATION OF EMPLOYMENT. Upon the termination of a participant's employment for any reason, including but not limited to death, disability, or retirement, the employee's participation in the Plan shall automatically terminate. The Agent shall hold the whole and fractional shares credited to the Plan account of any terminated employee in book-entry form, or shall deliver a certificate for such whole shares and a check for any fractional share, in accordance with written instructions delivered to the Agent by the terminated employee.

         12. VOLUNTARY TERMINATION OF PARTICIPATION. Participation in the Plan in entirely voluntary. A participating employee may terminate participation in the Plan by providing written notice of termination to the Human Resources Department of UNB Corp.

         13. SUSPENSION, TERMINATION, OR AMENDMENT OF THE PLAN. UNB Corp. reserves the right to suspend or terminate the Plan, in whole or in part, or to modify or amend the pricing or any other provision of the Plan at any time, by action of its Board of Directors. Notice of such action shall be provided to the participating employees.

         14. SALE OF SHARES. Any participating employee who wishes to sell any shares credited to an account in the Plan must provide to the Agent a written, signed request to sell the shares specifying the number of whole shares to be sold and indicating an account number for the

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direct deposit of the sale proceeds, less applicable brokerage commissions, if any.

         15. AGENT'S FEES. The Agent shall receive no fees for the performance of its duties pursuant to the Plan.

         16. WRITTEN REPORTS. The Agent shall provide a copy of the Plan and quarterly reports to each participating employee, stating the number of shares held for the benefit of such employee in the Plan, the amount invested, the purchase price, and the market value of the shares held in the employee's account in the Plan.

         17. ADMINISTRATION. The Plan shall be administered by the Board of Directors of UNB Corp. which shall have full power and authority to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan as it deems necessary or advisable.


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